Exhibit 3.2

BC Registry Services	Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC VBW 9V3 www.corporateonline.gov.bc.ca	Location: 2nd Floor - 940 Blanshard Street Victoria BC 1 877 526-1526 CERTIFIED COPY Of a Document filed with the Province of British Columbia Registrar of Companies

Notice of Articles BUSINESS CORPORATIONS ACT	T.K. SPARKS

This Notice of Articles was issued by the Registrar on: July 12, 2022 08:16 AM Pacific Time

Incorporation Number:                BC1332497

Recognition Date and Time: January 20, 2021 10:14 AM Pacific Time as a result of an Amalgamation

Name of Company: ASEP MEDICAL HOLDINGS INC.	NOTICE OF ARTICLES

REGISTERED OFFICE INFORMATION

Mailing Address:

800 - 885 WEST GEORGIA STREET VANCOUVER BC V6C 3H1 CANADA	Delivery Address: 800 - 885 WEST GEORGIA STREET VANCOUVER BC V6C 3H1 CANADA

RECORDS OFFICE INFORMATION

Mailing Address:

800 - 885 WEST GEORGIA STREET VANCOUVER BC V6C 3H1 CANADA	Delivery Address: 800 - 885 WEST GEORGIA STREET VANCOUVER BC V6C 3H1 CANADA

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DIRECTOR INFORMATION

Last Name, First Name, Middle Name:

Hancock, Robert

Mailing Address:	Delivery Address:

VANCOUVER BC V6P 2N8 CANADA	VANCOUVER BC V6P 2N8 CANADA
Last Name, First Name, Middle Name:

, Derrold

Mailing Address:	Delivery Address:

VICTORIA BC V8V 2S7 CANADA	VICTORIA BC V8V 2S7 CANADA

Last Name, First Name, Middle Name:

Murphy, Timothy

Mailing Address: 203 - 815 HORNBY STREET VANCOUVER BC V6Z 2E6 CANADA	Delivery Address: 203 - 815 HORNBY STREET VANCOUVER BC V6Z 2E6 CANADA

AUTHORIZED SHARE STRUCTURE

1.	No Maximum	Common Shares	Without Par Value

Without Special Rights or Restrictions attached

2.	No Maximum	Preferred Shares	Without Par Value

With Special Rights or Restrictions attached

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